Exhibit 10.16

NON EMPLOYEE DIRECTOR COMPENSATION PLAN

2009/2010 SERVICE YEAR

Retainer:	$36,000; paid monthly, in arrears.

Attendance:	$20,000; $5,000 paid following attendance (in person or via conference call) at the regular quarterly board and committee meetings, or upon an excused absence.

Award of Restricted Share Units*:	$30,000**

$86,000

Option Grant:	2,000 shares; granted May 1 at a stock price of $3.23 per share and vesting at the following annual meeting so long as the director served his or her full term; term of option is six years after granting; acceleration of the vesting of the option will parallel the provisions provided in the RSU awards noted in footnote * below.

Mid-Term Appointments

The cash retainer and RSU awards will be prorated for the service year with a new director given full credit for a partial month’s service. The market value used to calculate the number of shares to be awarded will be the closing stock price the day before the mid-year appointment. Stock option grant would be similarly prorated but the stock option exercise price will be the same price as those for the full-term directors, unless the Stock Incentive Plan requires a higher stock option exercise price to comply with the terms of the Plan.

*	Number of shares to be determined by dividing the market price per share at the close of business on April 30, 2009 ($2.92), into $30,000 (10,274 shares), which units shall vest promptly after the completion of the director’s annual service. On death, disability, or change in control, the RSU will fully vest. On a termination without cause, the award will vest prorata for each full month of service; provided, however, the board of directors may waive all or any portion of the service requirement to accelerate the vesting of the units.
**	For Audit Committee Chair, this amount is $32,500, or 11,130 shares.

As Amended June 15, 2009